Exhibit 10.24
Dear Gary:
This letter confirms the previous discussions between Dana and yourself regarding the retention by the Company of your services as a special consultant to advise Dana on various operational, productivity, management and strategic issues. The effective date of this Agreement will be January 1, 2010.
Compensation. As retainer and compensation for the services to be provided to Dana upon its reasonable request, Dana will pay to you an annual fee of $850,000 to be paid in equal installments payable at the end of each calendar month during the term of this engagement. Such payments will be made by wire transfer to an account identified by you. Additionally, Dana will reimburse you for expenses reasonably incurred in connection with the services requested and furnished. Such expenses will include the cost of any travel required from your home (via commercial aircraft business class seating) to a location determined by Dana as required to perform the services hereunder . Further, Dana will agree to provide you an incentive payment of up to $950,000 for such timely and successful completion of such goals (and based on such weighting) as would be agreed between you and the Chief Executive Officer of the Company. The payment of any such incentive that is to be paid as a result of the completion of such goal(s) shall made quarterly in equal installments (via wire transfer as specified above) following the determination that such goal(s) have been successfully completed for which the incentive payment is being made. As you will not be our employee during the engagement, no taxes or FICA will be withheld and you will be responsible for the payment of any and all taxes otherwise due.
Indemnification. Dana will indemnify you from any claims against you that should arise out of the services provided, except to the extent such claims are based upon gross negligence or willful misconduct.
Confidentiality. Except as required by law, all non-public information and data of whatsoever kind or nature furnished or made available to you by Dana, during this engagement, shall be treated as confidential. Except upon written authorization by Dana, for so long as such information or data remains non-public, you shall not disclose it to anyone, in any manner whatsoever, either in whole or in part, other than to Dana personnel and to attorneys and consultants engaged by Dana to provide services on or related to matters on which you are providing assistance during the term of this engagement and who have a reasonable need to know the information to further the interests of Dana.
Termination. This Agreement may be terminated by either party with sixty (60) days prior written notice to the other party. Notice of such termination shall be delivered, in the case of Dana, to the attention of the Chief Administrative Officer. Upon such termination, any unpaid portion of the retainer fee will be pro-rated and paid within 30 calendar days of the termination based on the ratio of the number of calendar days in the calendar quarter occurring at the time the termination becomes effective, divided by the total number of days in the applicable calendar quarter.
Others. It is recognized and agreed that you may provide services to other companies so long as such service does not, in Dana’s reasonable opinion, create any unreasonable risk of disclosure of confidential Dana information or significantly threaten Dana’s competitive position.
Survival. The provisions of this Agreement entitled “Indemnification”, “Confidentiality” and “Others” shall survive the termination this Agreement for two years after such termination.
Severability. If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provisions or part thereof shall be stricken from this agreement, and such provision shall not affect the legality, enforceability, or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this section, then this stricken provision shall be replaced, to the extent possible, with a legal enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.
Attorneys’ Fees. In any action brought to enforce the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party’s reasonable attorneys’ fees and expenses, including the costs of appeal and the costs of enforcing a judgment.
Ohio Law. Ohio law shall govern the interpretation and application of this Agreement without regard to Ohio’s choice of law principles.
If the foregoing accurately sets for the terms of the engagement between you and Dana, please kindly endorse the original and copy, retain one copy and return the original to me.

Very Truly Yours,
Dana Holding Corporation

	By	/s/ Robert Marcin Robert Marcin
Chief Administrative Officer

Accepted and agreed this 12 day of January, 2010

/s/ Gary L. Convis Gary L. Convis